Exhibit 99.1

MILBANK, TWEED, HADLEY & McCLOY LLP

28 LIBERTY STREET
LOS ANGELES		BEIJING
213-892-4000	NEW YORK, NY 10005	8610-5969-2700
FAX: 213-629-5063		FAX: 8610-5969-2707

WASHINGTON, D.C .	212-530-5000	HONG KONG
202-835-7500		852-2971-4888
FAX: 202-835-7586	FAX: 212-530-5219	FAX: 852-2840-0792

LONDON		SEOUL
44-20-7615-3000		822-6138-3500
FAX: 44-20-7615-3100		FAX: 822-6138-3555

FRANKFURT		SINGAPORE
49-69-71914-3400		65-6428-2400
FAX: 49-69-71914-3500		FAX: 65-6428-2500
January 24, 2017
MUNICH		TOKYO
49-89-25559-3600		813-5410-2801
FAX: 49-89-25559-3700		FAX: 813-5410-2891

SÃO PAULO
55-11-3927-7700
FAX: 55-11-3927-7777

VIA ELECTRONIC DELIVERY

Heather Lennox

Jones Day

901 Lakeside Ave

Cleveland, OH 44114

Phone: (216) 586-7111

Email: hlennox@jonesday.com

Re: Peabody Energy Corporation

Dear Heather:

We are in receipt of your letter, dated January 24, 2017, in response to our Revised Proposal dated January 21, 2017. As an initial matter, we continue to be disappointed by the Debtors’ willingness to only indicate problems with our proposal, without any suggestions on how those problems might be solved. Put simply, there is $1.77 billion of fully committed equity capital available to the Debtors on significantly better terms than the equity funding under the Current Plan.

We find it, at best, one-sided that your evaluation of our proposal seems focused on only those recoveries that you can conclude through your analysis are inferior and ignore any of the clearly superior aspects of our proposal to your other constituencies that deserve equal consideration.

The analysis of the Current Plan versus the Revised Proposal seems intentionally restricted to a narrow range of TEVs of $4.25 - $4.90 billion when all objective indications are that a wider range is warranted. Indeed, in its own August Business Plan, the Debtors forecasted 2017 EBITDAR of $479 million; in its November Business Plan, the Debtors forecasted 2017 EBITDAR of $811 million; and in the Disclosure Statement Exhibit filed in January 2017, the Debtors forecasts 2017 EBITDAR of $1.132 billion. Since August, the Debtors have changed their forecast of 2017 EBITDAR by $653 million. In light of the volatile coal environment, we believe it is appropriate to analyze the Current Plan and the Revised Proposal at much wider and more appropriate valuation ranges.

The Debtors need look no further than the market for an indication that it should at the very least consider other valuations when assessing the consideration to be provided to its creditors. In the thirty days preceding the filing of the plan of reorganization, the market value of unsecured senior notes traded at a price ranging from 54 cents to 76 cents, which at its midpoint implies a TEV in excess of the TEV utilized by the Debtors. Given those market prices, it is difficult to comprehend how the Debtors could view any TEV greater than of $5 billion as unsupportable.

As you know, we have offered to attend in-person meetings in St. Louis or wherever else might be convenient for you and the management team so that we could attempt to quickly and efficiently resolve the Debtors’ concerns surrounding our committed capital and construct a plan of reorganization that puts such capital to work in an equitable and value-maximizing way for the benefit of all creditors.

We submit that appropriate engagement by the Debtors might allow us to fully resolve those concerns. Thus, our offer to meet in person or by phone and work through the night if necessary remains open. Principals from Solus and Och-Ziff will be in St. Louis for Thursday’s hearings and are more than happy to extend their stay to facilitate those meetings. We would be happy to contact chambers with you to request an adjournment of this Thursday’s hearing to allow those discussions to occur.

We will follow up with revised documents as quickly as we can, but in the interest of time, we wish to convey the following:

1.	The intent of the warrants was to present the Debtors with a plan that provides an opportunity for every stakeholder to possibly participate – all subject to compliance with the Bankruptcy Code and other applicable requirements, whatever they may be, including compliance with the Indenture to the extent necessary. A determination that convert or equity holders are entitled to receive such warrants is not a condition to the Plan. Thus, to the extent the Court determines such holders are not entitled to the distributions for any reason, the Revised Proposal remains confirmable. We will clarify this in our next revised proposal, which you will be receiving shortly. We will also modify our Expense Reimbursement to provide a carve-out with respect to any of our fees incurred litigating the entitlements of convertible noteholders or equity holders to receive such warrants.

2.	It was not the intent to over allocate value to the convert or equity holders through the warrants. After consultation with the UCC, we now understand your concern and we will amend the proposal to modify the warrants from being cashless warrants to cash pay warrants (with cash exercise at a strike price at or above the point in which the unsecured bonds recover par), which should address such concerns.

3.	While we would appreciate a conversation with management regarding the business plan, we will remove the limited and qualified due diligence condition.

4.	Subsequent to our delivery of the Revised Proposal, we delivered to you a draft markup of the backstop commitment agreement. From that markup, you will see that we believe we have already addressed your 1145 concerns. Of course, your Private Placement equity will not be eligible for 1145 treatment. Thus, our construct will make more of the exit equity freely transferable under 1145 as compared to your current construct. We will modify the revised proposal accordingly.

5.	We reconfirm our willingness to adopt the indemnification of the Current Plan.

6.	We will make the Second Lien Note cash election subject to there being available exit financing.

7.	We will increase the distribution to trade claims to $90 million payable in three installments.

We also respond to each of your issues raised below. As you will see, we believe that there are errors in your analysis, which is all the more reason for an in-person meeting so that we can ensure there are no misunderstandings.

Debtors’ Concerns	AHC Response

Plan and Confirmation Issues	Response

The Revised Proposal modifies the proposed plan treatment for allowed second lien note claims. The new proposed treatment is for these claims to be reinstated; however, each holder of a second lien note claim may instead choose to receive its pro rata share of $750 million in cash and 4.5% of the Reorganized PEC common stock (after taking into account the dilution associated with the Rights Offering, the Backstop Commitment Premium and the Backstop Penny Warrants) (17.4% on an undiluted basis). Accordingly, because we cannot know in advance how many claim holders will elect the cash/stock treatment, the Debtors have analyzed the Revised Proposal assuming all claims are reinstated or all claim holders elect the cash/stock option.	No response necessary.

In the reinstatement option, which is the default class treatment under the Revised Proposal, the Reorganized Debtors would exit chapter 11 with total funded debt of $2.43 billion, which exceeds the debt capacity that the Debtors believe that the reorganized business can sustain by over $400 million. This presents a feasibility issue for confirmation.

When you compare the debt service in the Current Plan to that contemplated by the Revised Proposal, the Revised Proposal provides for an improvement in interest coverage.

The initial proposal included (1) $1.5 billion of take back paper for First Lien Lenders at 10% and (2) up to $450 million of take back paper for Second Lien Noteholders at a yield 300 basis points wide to the first lien take back paper, for total interest of approximately $209 million per year.

Assuming 100% reinstatement under the Revised Proposal, new first lien exit financing would approximate $1.408 billion and there would be $1.0 billion of reinstated 10% second lien notes, for total annual interest expense of approximately $195 million per annum (assuming a 6.75% coupon on the first lien facility, consistent with the term sheets filed by the Debtors last week). That amounts to $14 million less in annual interest expense than the deal the Debtors have already agreed to support.

Further, the Debtors’ most recent business plan provides for $1.2 billion of unlevered free cash flow in 2017 and $509 million of unlevered free cash flow in 2018, which would provide a comfortable cushion over the free cash flow required to service $2.4 billion of debt.

The $6.75 billion total enterprise valuation that (“TEV”) continues to be posited by the Revised Proposal is insupportably high.	As stated above, the trading price of the Debtors’ unsecured notes is implying a TEV in excess of the TEV utilized by the Debtors.

Accordingly, the Debtors have analyzed the Revised Proposal and creditor recoveries at your posited TEV, at the Current Plan negotiated TEV ($4.25 billion) and, to give the Revised Proposal the benefit of valuation sensitivities, at two TEVs between the Current Plan TEV and the Revised Proposal TEV: a $4.575 billion TEV and a $4.9 billion TEV.	See above. In addition, even at your valuations, we believe our proposal is superior both economically and procedurally.

At the Current Plan TEV, in the second lien reinstatement scenario (the default scenario under the Revised Proposal), all of the Senior Unsecured Note claims and the Non-Note General Unsecured claims receive worse recoveries under the Revised Proposal. The same is true using a $4.575 billion TEV and a $4.9 billion TEV. Only if the TEV grows	With respect to the Senior Unsecured Note Claims, we suspect that you are reaching that conclusion because of the value you are ascribing to the warrants. As stated, we will modify the warrants to be cash pay to address this concern. We attach the third-party analysis of Stifel that to a wholly unsupportable level would recoveries for these groups improve over the Current Plan.

confirms the market is viewing our proposal as the clearly superior proposal. To the extent Lazard disagrees with this analysis, we ask that Lazard contact Millstein immediately so that there is no misunderstanding.

With respect to Non-Note General Unsecured Claims, we will increase the cash pool to $90 million with no cap on recoveries.

For the class in which the Senior Unsecured Notes Claims are classified, the noteholder co-proponents of the Current Plan hold approximately 49% of this class and, thus, would have a blocking position for a plan incorporating the Revised Proposal. Accordingly, the Debtors considered the likelihood for a successful cramdown and the likelihood of success of your “vote designation” theory proffered in the January 21 Letter. The Revised Proposal does not appear to meet the requirements of section 1129(b)(2)(B) of the Bankruptcy Code without litigation risk discussed below, and it is uncertain whether an action under section 1126(e) of the Bankruptcy Code could or would prevail.	If the Debtors’ position is that they will not support a deal that is not supported by the Noteholder Co-proponents and the Noteholder Co-proponents will not support a deal that doesn’t allocate disproportionate value to themselves, then there is nothing to talk about and you should make that position clear to the Court. We believe, however, such position is an abdication of fiduciary duties.

At any reasonable valuation, the Rights Offering under the Revised Proposal appears to present a section 1145(a)(l)(b) issue.	We have addressed this issue in our mark-up of the backstop agreement and will conform the Commitment Letter accordingly. Under our construct, more equity will be freely tradeable as compared to the Current Plan.

The Revised Proposal does not treat all creditors more favorably than the Current Plan.	Response

Under the second lien reinstatement option, if recoveries on account of prepetition claims are compared at the Current Plan TEV, the recovery to Senior Unsecured Noteholders and Non-Note General Unsecured claims is demonstrably less favorable than the Current Plan. The same holds true at higher $4.575 billion and $4.9 billion valuation sensitivities.	As stated above and as evidenced by the exhibit attached hereto, we believe this to be wholly incorrect and welcome the opportunity to clarify.

The Revised Proposal materially increases the uncertainty of execution and closing with respect to the Debtors’ successful exit from bankruptcy.	Response

Given the default reinstatement option for Class 2 second lien note claims, the Debtors’ funded debt would exceed that permitted by their current $1.5 billion exit financing commitment. Accordingly, that commitment would have to be renegotiated, or it could be lost altogether.	We believe your math is incorrect. Under a reinstatement plan, the Debtors’ exit financing requirements actually reduce to approximately $1.408 billion. We acknowledge that the total quantum of debt under the Revised Proposal may exceed the Debtors’ stated but unsupported $2 billion cap on exit leverage but, given the numbers set forth above on interest expense and expected free cash flow, we do not believe it would be particularly difficult for the Debtors to obtain exit financing commitments. We note that the Debtors accepted the Noteholder Co- Proponents’ proposal without an exit financing commitment in place.

Even if the $1.5 billion exit financing commitment can be renegotiated and maintained, $500 million of the assumed exit financing of $2 billion remains uncommitted.	Please see above. To the extent additional financing is necessary to fund the Second Lien Notes Claims cash option, we will revise the Revised Proposal to make clear that the Second Lien Note cash option is subject to available exit financing or remove it completely if the Debtors prefer. This is another example of something we would welcome the opportunity to discuss with the Debtors.

The Proposal has a due diligence condition; the Current Plan does not have any such contingency.	The due diligence condition was limited and highly conditional. That said, we will remove the condition.

The Revised Proposal continues to permit backstop parties to transfer their backstop commitments. In order to reduce the execution risk at closing, the Debtors specifically negotiated for provisions in the current Backstop Commitment Agreement and the Private Placement Agreement that would prevent backstoppers from transferring or trading their backstop commitment obligations in any way that would relieve them of their backstop commitment obligations.	To the extent the Debtors become a party to the Commitment Letter, any transfer is subject to the Debtors’ consent or such party escrowing funds before it is relieved of its backstop obligations. We ask that you review our language and suggest whatever changes you require that would alleviate your concerns.

The Proposal provides for full indemnification of the Ad Hoc Committee by the Debtors for all matters related to the Commitment Letter.	Response

Contrary to the January 21 Letter, this indemnity is more expansive than that contained in the Backstop Commitment Agreement in the Current Plan. You	As you recognized, this issue is resolved.

have advised that your clients will change this indemnity to match what is in the Current Plan. If that is documented, this concern would be alleviated.

The Revised Proposal Continues to Present Increased Litigation Risks.	Response

The Revised Proposal assumes that voting on the Revised Proposal and confirmation of a plan under the Bankruptcy Code will obviate the subordination and consent provisions of that certain Subordinated Indenture, dated as of December 20, 2006, between PEC, as issuer, and U.S. Bank, National Association, as indenture trustee (as amended and supplemented, the “2066 Indenture”). We have advised the senior management for the Debtors as well as the PEC directors that such an approach will almost certainly result in litigation between senior and subordinated creditor groups, the significant costs of which, under the Revised Proposal, would be borne by the Debtors’ estates and creditors.	While we disagree with your legal conclusion, we will modify the Revised Proposal to clarify the already current intent that if the court determines that distribution of the warrants is impermissible for any reason, the Revised Proposal remains confirmable. To alleviate the concern regarding fees borne by the estate, we will revise our Expense Reimbursement to carve out any cost of litigation regarding the entitlements to warrants by the convertible noteholders or equity holders under the Plan. As these are parochial issues that do not impact plan confirmation, the cost to the estate will be nominal.

The January 21 Letter echoes your clients’ filings with the Bankruptcy Court regarding your intent to seek to designate the votes of any of the Current Plan’s noteholder co-proponents that would vote against a plan of reorganization that includes the Revised Proposal. We have advised the senior management for the Debtors as well as the PEC directors that such an approach will almost certainly result in litigation between your clients and the noteholder co-proponents, which could significantly delay confirmation and consummation of the plan, and the costs of which, under the Revised Proposal, would be borne by the Debtors’ estates and creditors.	Please see response above. The need to designate votes will only be relevant if the Noteholder Co-proponents vote against the Revised Proposal. Notably, our plan has no breakup fees. Thus, the Noteholder Co- proponents will be free to improve upon our offer if they wish. We believe, however, that permitting the Noteholder Co-proponents to dictate what is or is not the best deal for the estates and all of the Debtors’ stakeholders, is a serious abdication of fiduciary duties.

The Revised Proposed continues to assume that the CNT A Dispute is settled. Your January 21 Letter suggests that the reinstatement of the second lien notes resolves this concern. The Debtors disagree. While the ad hoc group of senior noteholders currently is an intervenor in the CNT A Dispute, nothing prevents those noteholders from either objecting to the “settlement” or seeking to bring suit derivatively. This risk is particularly acute if the artificially high TEV utilized in the Revised Proposal is adjusted to a more realistic value.	Reinstatement resolves the issue. The Second Lien Notes will be put back in the position that they were in prior to the Petition Date, with whatever rights they may have. In addition, a plan may provide for the resolution of disputes. Finally, we understand the issue has been fully briefed and that the Court is prepared to rule. Thus, this issue could be readily addressed if the Debtors wished to do so.

The warrant packages proposed for junior constituencies are significant in light of the facts and circumstances of the Debtors’ cases.	Response

The 7-year warrant packages provided to the holders of Convertible Subordinated Debentures and PEC shareholders in the Revised Proposal - for 25% of the reorganized company - result in a transfer of significant value from senior creditors that are not being paid in full to junior creditors and equity interest holders when compared to other cases and in light of the circumstances of the Debtors’ chapter 11 cases.	Our modification to the warrant terms addresses this issue.

Under the second lien reinstatement option, if recoveries on account of claims are compared at the Current Plan TEV, at a $4.575 billion TEV or at a $4.9 billion TEV, the recovery to the Convertible Subordinated Debentures and equity holders would exceed the recovery to Senior Unsecured Noteholders and Non-Note General Unsecured claims. At the artificially high Revised Proposal TEV, Senior Unsecured Noteholders and General Unsecured Creditors recover only 3.6% more than the Convertible Subordinated Debentures and equity holders.	Our modification to the warrant terms addresses this issue.

Under the second lien cash/stock option, if recoveries on account of claims are compared at the Current Plan TEV and a $4.575 billion TEV, the recovery to the Convertible Subordinated Debentures and equity holders would exceed the recovery to Senior Unsecured Noteholders and Non-Note General Unsecured claims. At the artificially high Revised Proposal TEV, Senior Unsecured Noteholders and General Unsecured Creditors recover only . 6% more than the Convertible Subordinated Debentures and equity holders.	Our modification to the warrant terms addresses this issue.

We hope that the above modifications will finally cause the Debtors to engage in a more robust and appropriate manner.

In addition, as you know, we believe that the alleged support for the Current Plan is tainted. In our pleadings, we have requested that you permit all non-Creditor Co-Proponent PSA parties to be heard regarding whether they actually support the Current Plan. If you provide a meaningful opportunity for PSA parties to come forward without penalty and for such creditors to ratify their support for the Current Plan in numbers that are sufficient to garner 2/3rds support for the Second Lien and Unsecured Note treatment, we will withdraw all objections to the approval of the PSA and BCA.

Respectfully,

/s/ Gerard Uzzi
Gerard Uzzi

Cc:	Mark Hootnick
Lorenzo Marinuzzi
Rachel Strickland
Leonora Long

January 24, 2017 | 10 Pages
High Yield Research	CREDIT NOTE

Peabody Energy (BTU)

RECOMMENDATION	Nicholas Jarmoszuk, CFA
1L Debt: BUY	(212) 338-4726
Non-PSA 2L Notes: BUY	jarmoszukn@stifel.com
Non-PSA Unsecured Notes: BUY

Coupon	Ranking	Maturity	Outstanding	Ratings	PX	YTW	STW	Recommendation
L+425, 1%	1L RCF	NR	1,557	WR/D	98.50	NR	NR	BUY
L+525, 1%	1L TL	NR	1,155	WR/D	86.00	NR	NR	BUY
10.000%	2L	NR	962	WR/D	81.00	NR	NR	BUY
6.000%	Sr Unsecured	NR	1,516	WR/D	51.00	NR	NR	BUY
6.500%	Sr Unsecured	NR	650	WR/D	51.00	NR	NR	BUY
6.250%	Sr Unsecured	NR	1,339	WR/D	51.00	NR	NR	BUY
7.875%	Sr Unsecured	NR	250	WR/D	51.00	NR	NR	BUY

Source: Bloomberg, Company filings, Stifel Estimates

Prices are intraday 1/24/17.

Erratum: The note issued yesterday contained an error which resulted in incorrect calculated recoveries. The corrections are noted herein.

Company Description

Peabody Energy Corporation is one of the largest private-sector coal companies. BTU owns interests in 28 active coal mining operations located in the United States and Australia. In addition to their mining operations, the company markets and brokers coal from operations and other coal producers, both as principal and agent, and trade coal and freight-related contracts through trading and business offices in China, Australia, the United Kingdom, Germany, Singapore, India, Indonesia and the U.S. The company filed for bankruptcy on April 13, 2016. The Plan of Reorganization was filed on December 22, 2016, and a Competing Plan, from Non-Consenting Bondholders was filed on January 23, 2017.

Thesis

The Competing Plan provides for better overall class recoveries since the Competing Plan eliminates the egregious economics benefitting the Initial Parties. We calculate Phase 2 Unsecured Bond recoveries of 72-89 in the Original Plan improve to 88-110 under the Competing Plan. Non-PSA should be trading higher following the disclosure of the Competing Plan due to the optionality the Original Plan is rejected by the court, or to the extent PSA support may collapse.

The Competing Plan proposes reinstatement of the 2L Notes or receiving $750MM cash and 17.4% of Reorg BTU stock (pre-dilution from rights/warrants, we estimate ~4% of total equity post management dilution). The 2L Notes do not participate in the Rights Offering. We calculate Phase 2 2L Bond recoveries of 92-102 in the Original Plan improve to 104-108 under the Competing Plan.

Our thesis on coal remains intact. With fewer regulatory headwinds, natural gas at $3+/MMBTU, higher seaborne coal pricing, and our belief the U.S. basins are tightening, we have a constructive outlook for the coal market. We continue to expect multiple expansion, increasing cash flow outlooks, and further improvement in sector sentiment. We acknowledge spot met pricing has declined over $100/tonne since December, and believe the next catalyst for met coal will come at the end of the Chinese heating season, in March, when China will determine if mining days will be curtailed to 276 days. We are also constructive on China met demand, as the government is shutting induction furnaces, which produced 40-50MM tonnes of steel in 2016. That steel demand will be met by BF’s, equating to additional met demand of nearly 30MM tonnes.

Using a LT met price of $145/t, and giving the benefit of 2017 FCF generation, we estimate BTU is trading at ~5.0x $145/mt met (on Original Plan economics), as compared to 2.9x for Contura and 3.8x for Arch. While optically rich on an EBITDA multiple, we estimate BTU’s after tax FCF to equity to be 14%, while ARCH and CNTE are at 13% and 14%, respectively. We believe the higher EBITDA multiple is supported by the FCF/equity metric. On an operating basis, we prefer BTU due to its lowest cost PRB operations, cleanest leverage to the seaborne met coal market, BTU having a history of trading at a premium to the sector, and positive technicals which we expect to result from BTU being the largest pure-play coal equity.

Any Important Disclosures regarding Price Target Risks, Valuation Methodology, Regulation Analyst Certification, Investment Banking, Ratings Definitions, and any potential conflicts of interest begin on Page I of the Appendix Section.

Past performance is no guarantee of future results.

787 7th Avenue	New York, NY 10019	212-763-8200
Stifel is Member NYSE, FINRA, SIPC

HIGH YIELD RESEARCH	January 24, 2017

Competing Plan Overview

Around January 17, 2017, the Non-Consenting Bondholders (which includes Balyasny, Och-Ziff, Pine River, Solus, Sound Point, AMCI Group, Citadel, JAZ Ventures, Scopia, TIG Advisors and York, as well as Mangrove as an equity holder) submitted a restructuring proposal to BTU. On January 23, details of the proposal were filed with the SEC. The Competing Plan has superior economics for all parties, with the exception of the Initial Parties, as defined in the December 22 Plan. The Competing Plan contemplates par+ recoveries for the 2L bonds, enhanced unsecured bonds distributions, as well as warrants for the converts and equity which have strike prices once senior classes recognize par recoveries.

Pro forma debt balances and unrestricted cash balances are comparable in both plans, so the substantive difference are 1) the plan value ($4.275BN vs $6.75BN), 2) the economics for the proponents of the 2 plans, and 3) redistribution of value from Initial Parties and to the general 2L and unsecured bonds. We walk through the Competing Plan, in a similar manner as our January 4, 2017 BTU report and include tables showing the recoveries for the various classes within the 2 plans.

The Competing Plan is far more equitable for the unsecured & 2L bondholders who are not fortunate enough to be an Initial Party. We also note that the Competing Plan shoots a shotgun, no, a bazooka sized hole in the Debtors argument in support of the Original Plan, “Obtaining commitments for an equity investment in a coal company of the magnitude that is contemplated by the Private Placement Agreement and the Backstop Agreement — $1.5 billion — is nothing short of extraordinary.” What we find extraordinary is a competing plan has been presented raising more capital at a TEV which is nearly $2.5BN greater. The Original Plan’s rights offering discount is at a 45% to Plan equity Value, whereas the Competing Plan is at a 45% discount to Plan TEV. All table and recoveries corrected for Competing Plan discount to Plan TEV.

Exhibit 1: Comparison of Unsecured Recoveries

Competing Plan Unsecured Valuation	Year-end 2017 EBITDA Multiple, $685MM of Cash Build
		4.0x	4.5x	5.0x	5.5x	6.0x	6.5x
	1,095	40.2%	52.4%	64.6%	76.8%	89.0%	101.3%
	1,182	47.9%	61.1%	74.3%	87.5%	100.7%	113.9%
	1,253	54.2%	68.2%	82.2%	96.2%	110.1%	124.1%
	1,358	63.7%	78.8%	94.0%	109.1%	124.3%	139.4%

Original Plan Phase 2 Unsecured Valuation	Year-end 2017 EBITDA Multiple, $ 685MM of Cash Build
		4.0x	4.5x	5.0x	5.5x	6.0x	6.5x
	1,095	37.4%	46.4%	55.4%	64.4%	73.4%	82.4%
	1,182	43.2%	52.9%	62.6%	72.3%	82.0%	91.7%
	1,253	47.8%	58.1%	68.4%	78.7%	89.0%	99.3%
	1,358	54.7%	65.9%	77.1%	88.2%	99.4%	110.5%

Source: Stifel, company reports

Exhibit 2: Comparison of 2L Recoveries

Competing Plan 2L Valuation	Year-end 2017 EBITDA Multiple, $685MM of Cash Build
		4.0x	4.5x	5.0x	5.5x	6.0x	6.5x
	1,095	95.6%	97.8%	100.0%	102.3%	104.5%	106.7%
	1,182	97.0%	99.4%	101.8%	104.2%	106.6%	109.0%
	1,253	98.2%	100.7%	103.3%	105.8%	108.4%	110.9%
	1,358	99.9%	102.6%	105.4%	108.2%	110.9%	113.7%

Original Plan Phase 2 2L Valuation	Year-end 2017 EBITDA Multiple, net of Cash Build
		4.0x	4.5x	5.0x	5.5x	6.0x	6.5x
	1,095	69.1%	74.9%	80.7%	86.5%	92.3%	98.1%
	1,182	72.8%	79.1%	85.3%	91.6%	97.9%	104.1%
	1,253	75.8%	82.5%	89.1%	95.7%	102.3%	109.0%
	1,358	80.3%	87.5%	94.7%	101.9%	109.0%	116.2%

Source: Stifel, company reports

HIGH YIELD RESEARCH	January 24, 2017

We make adjustments to the Company’s sources & uses to arrive at estimates which can be seen in Exhibit 3. In the plan assumptions, the 1Q17 met coal assumption is $175/mt, while the quarterly benchmark settled for $285/mt. The incremental cash flow is $232MM, which is not reflected below, but which could result in a lower PF debt balance.

Exhibit 3: Sources & Uses

Sources of Cash
Rights Offering/Private Placement	1,770
1L Exit Facility Proceeds	1,500
2L Facility (Plug)	439
Cash at Emergence	1,350
Return of Cash Collateral	15

Total Sources	5,074

Pro Forma Capitalization @ Exit (Early 2Q17)
1L Debt	1,500
Capital Leases	20
2L Debt	439

Total Debt	1,959
Cash @ Exit	801
Net Debt	1,158

Uses of Cash
Repayment of 1L Claims	2,980
Convenience Class	20
Unsec Cash Distr	23
Cash to 2L	750
Exit Costs	500
Balance Sheet Cash	801

Total Uses	5,074

Source: Stifel, company reports

Exhibit 4: Peabody Liabilities Subject to Compromise & Capitalization – 9/30/16 ($MM)

	Est. Claim with Accrued Interest		Most Recent MOR
2013 Revolver	1,388.4		1,558.1
2013 Term Loan Facility	1,154.5		1,154.5
6% Sr Notes due 2018	1,509.9	1,547.3
6.5% Sr Notes due 2020	645.8	670.2
6.25% Sr Notes due 2021	1,327.7	1,362.1
10% 2L Notes due 2022	962.3	1,020.1	962.3
7.875% Sr Notes due 2026	245.9	254.7
Conv Jr Sub Debentures due 2066	367.1	378.5
DIP	470.5		—
Capital Leases	22.1
Other	0.5

Total Debt	8,094.7
Derivative Contracts			257.3

Source: Stifel, company reports

HIGH YIELD RESEARCH	January 24, 2017

While proposed share counts were not disclosed, we utilize our old plan analysis as a backbone, and an assumed $25/share plan value to drive share count and to derive illustrative equity economics, as presented in Exhibits 5, 6 & 7.

Exhibit 5: Competing Plan Illustrative Allocation of Equity

Plan TEV ($MM)	6,750.0
Funded Debt	2,020.0
Less: PF Cash	801.0
Less: Net Debt ($MM)	1,219.0
Plan Equity Value ($MM)	5,531.0
Assumed Per Share Plan Value	$25.00

Fully Diluted Shares (MM)	221.2

Rights Offering Amount $MM)	1,770.0
Rights Offering Share Price ($MM)	$11.27

Rights Offering Shares (MM)	157.0

Total Rights Offering/Private Placement Amount $MM)	1,770.0
Private Placement/Backstop Commitment Premium	6.25%
Commitment Premium ($MM)	110.6
Divided by: Per Share Plan Value	$25.00

Commitment Premium Shares ($MM)	4.4

Penny Warrants
Plan Equity Value ($MM)	5,531.0
Per Share Plan Value	$25.00
Warrant Shares	1.0%

Penny Warrant Shares (MM)	2.2

Illustrutive Fully Diluted Equity Capitalization at Emergence (MM)
Rights Offering Shares	157.0
Commitment Premium Shares	4.4
Penny Warrant Shares	2.2
Initial Share Distribution (plug)	57.56

Fully Diluted Shares	221.2
Adjustment for Mgmt. Dilution (assumed 10%)	245.8

Source: Stifel, company reports

Based upon the share count, taking into account an estimated 10% management dilution, we arrive at the following TEV Multiple/Share price analysis. These multiples are the same as in our January 4, 2017 report.

Exhibit 6: TEV Multiple/Share Price Analysis

	Orig Plan	Competing Plan
2017 Forward Multiple on $1.095BN @ $135/t met	3.3x	3.9x	4.9x	5.5x	5.8x	6.7x
2017 Forward Multiple on $1.182BN @ $145/t met	3.0x	3.7x	4.5x	5.1x	5.3x	6.2x
2017 Forward Multiple on $1.270BN @ $155/t met	2.8x	3.4x	4.2x	4.8x	5.0x	5.8x

FCF to Equity Mkt Cap, $726MM @ $135/t met	24%	19%	15%	13%	13%	11%
FCF to Equity Mkt Cap, $789MM @ $145/t met	26%	21%	17%	14%	14%	12%
FCF to Equity Mkt Cap, $852MM @ $155/t met	28%	22%	18%	15%	15%	13%

2Q17-4Q17 Cash Build	685	685	685	685	685	685
Plan/Various TEV	4,275	5,000	6,000	6,750	7,000	8,000
Less: Net Debt	1,158

Equity	3,117	3,842	4,842	5,592	5,842	6,842
Fully Diluted Shares Outstanding (w/ mgmt dilution)	246

Share Price	$12.68	$15.63	$19.70	$22.75	$23.77	$27.83

Source: Stifel, company reports

HIGH YIELD RESEARCH	January 24, 2017

The following exhibit contains our estimated distributions of shares and rights.

Exhibit 7: Capital Issuance Distribution & Shares to Unsecured & 2L Bonds

	Total	2L Unsecured		Commitment Parties
Rights Offering Shares	157.0	—	157.0	—
Commitment Premium Shares	4.4	—	—	4.4
Penny Warrant Shares	2.2	—	—	2.2
Initial Share Distribution (plug)	57.6	10.0	47.5	—

Total Shares	221.2	10.0	204.6	6.6
Capital Commitment	1,770.0	—	1,770.0
Bond Points for Rights Offering			47.5

Source: Stifel, company reports

The unsecured bond valuation is much more straight forward than in the Original Plan, and the economics across the class is uniform, whereas the Original Plan has 1) Initial Parties, 2) Phase 2, and 3) non-Phase-2 parties. We include our calculated recoveries under the Original Plan as a point of comparison. We utilize a share count which is diluted for a 10% management incentive program. We also note the original plan share count does not take into account make-whole shares relating to the preferred shares, which further lowers Original Plan recoveries, and widens the differential between the Original Plan and the Competing Plan.

HIGH YIELD RESEARCH	January 24, 2017

Exhibit 8: Competing Plan vs. Original Plan Unsecured Bondholder Recoveries ($MM)

Rights Offering Shares	157.0
Initial Share Distribution	47.5

Total Shares	204.6

2017 Forward Multiple on $1.095BN ($135/t met)		3.3x	4.0x	4.9x	5.6x	5.8x	6.7x
2017 Forward Multiple on $1.182BN ($145/t met)		3.1x	3.7x	4.5x	5.2x	5.4x	6.2x
2017 Forward Multiple on $1.270BN ($155/t met)		2.8x	3.4x	4.2x	4.8x	5.0x	5.8x
FCF to Equity Mkt Cap, $662MM @ $135/t met		24%	19%	15%	13%	13%	11%
FCF to Equity Mkt Cap, $726MM @ $145/t met		26%	21%	17%	14%	14%	12%
FCF to Equity Mkt Cap, $789MM @ $155/t met		28%	22%	18%	15%	15%	13%

TEV		4,275	5,000	6,000	6,750	7,000	8,000
Share Price		$12.68	$15.63	$19.70	$22.75	$23.77	$27.83
In the Money Rights		$1.41	$4.36	$8.43	$11.48	$12.49	$16.56
Rights Offering Value ($MM)		221.3	684.5	1,323.4	1,802.5	1,962.2	2,601.1
Shares to Class 2/5B Value ($MM)		602.8	743.0	936.4	1,081.5	1,129.8	1,323.2

Total Value ($MM)		824.2	1,427.5	2,259.8	2,884.0	3,092.1	3,924.3
Bond Principal		3,729.3
Prepetition Interest		134.7
Other Unsecured Claims		217.5
Total Unsecured Claims ($MM)		4,081.5

Competing Plan Unsecured Recovery		22.1%	38.3%	60.6%	77.3%	82.9%	105.2%

Original Plan Phase 2 Unsecured Recovery		24.5%	36.4%	52.8%	62.7%	69.2%	85.7%
Original Plan Unsecured Recovery, ex Preferred Shares		18.9%	27.3%	39.0%	45.9%	50.6%	62.2%
Original Plan Initial Party Unsecured Recovery		37.3%	56.7%	83.4%	99.5%	110.2%	137.0%

Competing Plan Unsecured Valuation	Year-end 2017 EBITDA Multiple, $685MM of Cash Build
		4.0x	4.5x	5.0x	5.5x	6.0x	6.5x
	1,095	39.7%	51.9%	64.2%	76.4%	88.6%	100.8%
	1,182	47.5%	60.7%	73.9%	87.1%	100.3%	113.4%
	1,253	53.8%	67.8%	81.7%	95.7%	109.7%	123.7%
	1,358	63.2%	78.4%	93.5%	108.7%	123.8%	139.0%

Original Plan Phase 2 Unsecured Valuation	Year-end 2017 EBITDA Multiple, $685MM of Cash Build
		4.0x	4.5x	5.0x	5.5x	6.0x	6.5x
	1,095	37.4%	46.4%	55.4%	64.4%	73.4%	82.4%
	1,182	43.2%	52.9%	62.6%	72.3%	82.0%	91.7%
	1,253	47.8%	58.1%	68.4%	78.7%	89.0%	99.3%
	1,358	54.7%	65.9%	77.1%	88.2%	99.4%	110.5%

Source: Stifel, company reports

The clear conclusion is bondholders recognize far better recoveries at identical TEV’s under the Competing Plan.

Similar to the unsecured valuation, the Competing Plan provides for a straightforward 2L recovery. We assume bondholders take $750MM cash and equity for our analysis. All 2L bonds are treated the same, whereas the Original Plan has 1) Initial Parties, 2) Phase 2, and 3) non-Phase-2 parties. We include our calculated recoveries under the Original Plan as a point of comparison. We utilize a share count which is diluted for a 10% management incentive program. We also note the Original Plan share count does not take into account make-whole shares relating to the preferred shares, which further lowers Original Plan recoveries, and widens the differential between the Original Plan and the Competing Plan.

HIGH YIELD RESEARCH	January 24, 2017

Exhibit 9: Competing Plan vs. Original Plan 2L Bondholder Recoveries ($MM)

Initial Share Distribution	10.0

Total Shares	10.0

2017 Forward Multiple on $1.095BN ($135/t met)		3.3x	4.0x	4.9x	5.6x	5.8x	6.7x
2017 Forward Multiple on $1.182BN ($145/t met)		3.1x	3.7x	4.5x	5.2x	5.4x	6.2x
2017 Forward Multiple on $1.270BN ($155/t met)		2.8x	3.4x	4.2x	4.8x	5.0x	5.8x
FCF to Equity Mkt Cap, $662MM @ $135/t met		24%	19%	15%	13%	13%	11%
FCF to Equity Mkt Cap, $726MM @ $145/t met		26%	21%	17%	14%	14%	12%
FCF to Equity Mkt Cap, $789MM @ $155/t met		28%	22%	18%	15%	15%	13%

TEV		4,275	5,000	6,000	6,750	7,000	8,000
Share Price		$12.68	$15.63	$19.70	$22.75	$23.77	$27.83
In the Money Rights		$1.41	$4.36	$8.43	$11.48	$12.49	$16.56
Shares to Class 2/5B Value ($MM)		127.0	156.5	197.3	227.8	238.0	278.7

Total Value from Stock Distribution ($MM)		127.0	156.5	197.3	227.8	238.0	278.7
Add: $750MM cash Distribution		750.0
Bond Principal		1,000.0

2L Recovery		87.7%	90.7%	94.7%	97.8%	98.8%	102.9%

Original Plan Phase 2 2L Recovery		60.8%	68.5%	79.0%	85.4%	89.6%	100.2%
Original Plan 2L Recovery ex Preferred Shares		57.2%	62.7%	70.2%	74.7%	77.7%	85.2%
Original Plan Initial Party 2L Recovery		69.4%	82.1%	99.7%	110.2%	117.2%	134.8%

Competing Plan 2L Valuation	Year-end 2017 EBITDA Multiple, $685MM of Cash Build
		4.0x	4.5x	5.0x	5.5x	6.0x	6.5x
	1,095	95.6%	97.8%	100.0%	102.3%	104.5%	106.7%
	1,182	97.0%	99.4%	101.8%	104.2%	106.6%	109.0%
	1,253	98.2%	100.7%	103.3%	105.8%	108.4%	110.9%
	1,358	99.9%	102.6%	105.4%	108.2%	110.9%	113.7%

Original Plan Phase 2 2L Valuation	Year-end 2017 EBITDA Multiple, net of Cash Build
		4.0x	4.5x	5.0x	5.5x	6.0x	6.5x
	1,095	69.1%	74.9%	80.7%	86.5%	92.3%	98.1%
	1,182	72.8%	79.1%	85.3%	91.6%	97.9%	104.1%
	1,253	75.8%	82.5%	89.1%	95.7%	102.3%	109.0%
	1,358	80.3%	87.5%	94.7%	101.9%	109.0%	116.2%

Source: Stifel, company reports

We draw the same conclusion as with the unsecured analysis. The Competing Plan enables far better recoveries to 2L bondholders than in the Original Plan, at identical TEV’s.

Relative Value

While optically BTU is trading at 5.0x year-end 2017 (on Original Plan non-PSA economics) using $145/mt met, which is higher than both CNTE and ARCH, we believe the premium is warranted. First, BTU has a lower capex outlook than CNTE, allowing for more FCF generation. Specifically, BTU and ARCH commit 13-14% of EBITDA to capex, while CNTE has 37% of EBITDA going to capex. The after tax FCF yield to equity for BTU, ARCH and CNTE are all in the 12-14% range, which supports our belief that the high EBITDA multiple for BTU is warranted. On a relative value basis across the three, we prefer BTU due to the following considerations: 1) we expect BTU to be widely covered, 2) BTU should have more liquid shares, 3) larger equity shareholder base, 4) superior leverage to seaborne met, 5) lowest cost PRB operations, and 6) lower capex business model, allowing for more FCF.

To the extent the Competing Plan prevails, the Unsecured recovery becomes ~75 at Plan Value (vs ~63 Original Plan Phase 2) and the 2L recover is ~109 at Plan Value (vs. ~85 Original Plan Phase 2), on management diluted share count. The multiple and the EBITDA outlook all remain unchanged. All that’s occurred is a return of enterprise value from the Initial Parties.

HIGH YIELD RESEARCH	January 24, 2017

Exhibit 10: Comparable Trading Multiple Analysis ($MM)

	Peabody	Arch	Contura	Analyst: Alex Strukov ANR (reorg co)
TEV	6,600	2,273	1,002	600

EBITDA, Seaborne Met Sensitivity
($/mt)
135	1,092	409	243	210
145	1,172	451	268	270
155	1,253	493	292	330
165	1,333	534	317	390

After Tax FCF
135	674	254	90
145	737	285	109
155	801	317	127
165	864	348	146

TEV Multiple
135	6.0x	5.6x	4.1x	2.9x
145	5.6x	5.0x	3.7x	2.2x
155	5.3x	4.6x	3.4x	1.8x
165	5.0x	4.3x	3.2x	1.5x

After Tax (@25%) FCF to Equity
135	12%	11%	11%
145	14%	12%	13%
155	15%	14%	16%
165	16%	15%	18%
2017E Capex	151	73	100
Capex % of EBITDA	13%	16%	37%

2017 Year-end Multiple, after FCF build
135	5.4x	4.5x	3.2x	1.7x
145	5.0x	4.1x	2.9x	1.3x
155	4.7x	3.7x	2.7x	1.1x
165	4.4x	3.4x	2.5x	0.9x

Source: Company report, Stifel

Risk Factors

•	Competing Plan is rejected by the court

•	Coal pricing sensitive to China mining policies

•	Lower domestic coal demand

•	Inability of Trump Administration to eliminate regulatory headwinds

•	Competing power generation technologies

HIGH YIELD RESEARCH	January 24, 2017

APPENDIX SECTION

This material is prepared by the Fixed Income Research Department of Stifel Nicolaus & Co (“Stifel”) and intended for Institutional Use Only and is not intended for use by retail clients. This material is for informational purposes only and is not an offer or solicitation to purchase or sell any security or instrument discussed herein. The information contained is taken from sources believed to be reliable, but is not guaranteed by Stifel as to accuracy or completeness. The opinions expressed are those of the Fixed Income Research Department and may differ from those published by other departments that produce similar material and are current as of the date of this publication and are subject to change without notice. Past performance is not necessarily a guide to future performance. Additional Information Available Upon Request.

The debt research analyst receives compensation based upon (among other factors), the firm’s investment banking, sales and trading or principal trading revenues.

Stifel intends to seek or expects to receive compensation for investment banking services from Peabody Energy in the next three months.

Stifel trades or may trade as principal in the debt securities of Peabody Energy.

Stifel Nicolaus & Co is a broker-dealer registered with the United States Securities and Exchange Commission and is a member FINRA, NYSE & SIPC.

I, Nicholas Jarmoszuk, certify that the views expressed in this research report accurately reflect my (our) personal views about the subject securities or issuers; and I, Nicholas Jarmoszuk, certify that no part of my (our) compensation was, is, or will be directly or indirectly related to the specific recommendation or views contained in this research report.

.

Appendix Section, Page 1

STIFEL HIGH YIELD RESEARCH COVERAGE

Kevin A. Eng	Building Products, Automotive Suppliers, Rentals, Insurance Brokerage
Head of High Yield Research
(212) 338-4737 engk@stifel.com

Abe R. Landa, CFA
(212) 338-4742 landaa@stifel.com

Sandy Burns	Paper & Packaging, Chemicals, Industrials, Transportation
(212) 338-4741 burnssm@stifel.com

David Hargreaves	Gaming & Lodging, Leisure, Restaurants
(212) 338-4738 hargreavesd@stifel.com

John T. Cunnane
(646) 376-5301 cunnanej@stifel.com

Nicholas Jarmoszuk, CFA	Metals & Mining, Coal
(212) 338-4726 jarmoszukn@stifel.com

Rishi Parekh	Retail, Healthcare
(212) 338-4739 parekhr@stifel.com

Jay Spencer, CFA	Exploration & Production, Oilfield Services, Independent Power Producers
(212) 338-4758 spencerjt@stifel.com

Eric Toubin, CFA	Technology, Telecom, Media, Cable/Satellite
(212) 338-4764 toubine@stifel.com

Appendix Section, Page 2